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                     February 23, 2023

       Yi Zhang
       Chief Executive Officer
       Zhangmen Education Inc.
       No.1666 North Sichuan Road
       Hongkou District, Shanghai 200080
       People   s Republic of China

                                                        Re: Zhangmen Education
Inc.
                                                            Form 20-F for
Fiscal Year Ended December 31, 2021
                                                            File No. 001-40455

       Dear Yi Zhang:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Trade & Services
       cc:                                              Li He